Exhibit 99.1

Fulton Bancshares Corporation

100 Lincoln Way East • McConnellsburg, PA 17233

Dear Fellow Shareholders:

As you may have read or heard, this has been a challenging year for the Board of Directors and employees of The Fulton County National Bank and Trust Company.  Although more challenges lie ahead for the Bank, your Board has charted a course of action which we believe will address concerns raised by the Office of the Comptroller of the Currency (“OCC”), which is our banking regulator.

The most important thing we want to convey to our Fulton Bancshares Corporation shareholders, and Bank depositors, customer, suppliers and neighbors, is that the Bank is in strong financial condition.  The Bank’s capital, which is a type of financial condition measurement, remains strong and in excess of regulatory requirements.

Although the Bank has been, and remains, in strong financial condition, the OCC did bring to our attention a number of issues which require corrective action.  In this regard, the OCC requested, and the Board agreed, to enter into a formal Consent Order which obligates the Bank to undertake these corrective actions in a timely manner.

Specifically, we need to (1) improve employee training and development; (2) establish and maintain consistent internal policies and procedures, (3) design methods to test our procedures; (4) commit more resources to technology; (5) engage consultants to assist us in making necessary improvements in our operations, and (6) attract experienced individuals to serve in senior positions at the Bank.  All of this will require a substantial investment of resources.

To ensure that the Bank will devote the resources necessary to undertake the agreed upon corrective actions in a timely manner, the OCC requested as part of the Consent Order, and we agreed to a suspension of dividends.  We hope that this suspension will be as temporary as possible.  However, any reinstatement of dividends must be approved by the OCC.

As an example of our commitment to taking decisive action, we are delighted to announce that Dave Cathell has joined the Bank as Chief Financial Officer.  He brings a wealth of banking experience to our organization and we welcome him.  Dave also is temporarily serving as the senior executive officer of the Bank until we complete our search for a Chief Executive Officer.  We expect to announce the results of the search shortly.

The Board is committed to the mission we have charted and is grateful for the support of our dedicated employees, our shareholders and our fellow citizens.  We pledge to you our best efforts in serving the community banking needs of Fulton, Franklin, Huntingdon and Bedford Counties and surrounding areas of Pennsylvania and Maryland, and in fulfilling the faith placed in us by our shareholders.

The Board of Directors

Fulton Bancshares Corporation